FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                                         DATED FEBRUARY 19, 2014
                                           REGISTRATION STATEMENT NO. 333-183223


JT LEADS: JPM, BNP, DB                                           **100% POT**
CO-MGRS:  BAML, BONY, CITI, MS

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CL  SIZE(MM) WAL   M/F      PWIN   E.FNL  L.FNL  PXG      %      CPN   $
A1  416.000  0.34  P-1/F1+  1-8    10/14  03/15  0.19%    0.190  0.19  100.00000
A2  511.000  1.14  Aaa/AAA  8-20   10/15  09/16  EDSF+14  0.417  0.41   99.99244
A3  390.000  2.18  Aaa/AAA  20-34  12/16  11/17  IS+16    0.676  0.67   99.98909
A4  183.000  3.02  Aaa/AAA  34-37  03/17  02/20  IS+23    1.048  1.04   99.98302
--------------------------------------------------------------------------------

BILL & DELIVER      : JPM
EXPECTED PRICE      : PRICED
EXPECTED SETTLE     : 02/27
PRICING SPEED       : 1.30% ABS
CLEAN-UP CALL       : 10%
ERISA ELIGIBLE      : YES
OFFERING TYPE       : SEC-REGISTERED
BBERG TICKER        : HAROT 2014-1
CUSIPS              : A1 - 43813JAA3, A2 - 43813JAB1, A3 - 43813JAC9,
                      A4 - 43813JAD7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.